Exhibit 99.1

AITX’s RAD Kicks Off Q3 FY 2025 with Strong Opening Order, Accelerated Dealer Growth, and Strong Order Momentum

Multi-Unit Reorder to Start New Quarter & 2nd Half of Fiscal Year

Detroit, Michigan, September 4, 2024 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly-owned subsidiary Robotic Assistance Devices, Inc. (RAD), is pleased to announce a strong start to Q3 of FY 2025, marked by the first day of quarter achieving multi-unit new device order intake as well as multi-device unit deployment at an existing big-box retail client. The Company is capitalizing on its successful Q2 FY 2025, which ended August 31, 2024, with a record-breaking 172 units ordered, as RAD continues to accelerate its growth trajectory into the second half of its fiscal year.

The multi-unit order is the fourth order from a relatively new dealer and the multi-unit installation is from an order received 9 months ago.

Troy McCanna, RAD’s Chief Security Officer & Senior Vice President of Revenue Operations, commented, “The acceleration of new opportunities and the shortened sales cycles we’re experiencing combined with the REX constantly improving production times are thrilling for our entire team. It’s a clear indication that our strategies are paying off. This momentum not only strengthens our market presence but also positions us to capture even greater demand for our AI-driven security solutions in the months ahead.”

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz